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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                           (Amendment No. __________)*


                               VISTA BANCORP, INC.
                                (Name of Issuer)

                     Common Stock, Par Value $.50 Per Share
                         (Title of Class of Securities)

                                   92830R 103
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement |_|. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






SEC 1745 (2-95)                                    Page 1 of 4 pages

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-------------------------------                    -----------------------------
CUSIP NO.   92830R 103                13G                 Page 2 of 4 Pages
          ---------------
-------------------------------                    -----------------------------

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   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           THE PHILLIPSBURG NATIONAL BANK AND TRUST COMPANY


--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [X]
           Not Applicable

--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Chartered Under the Laws of the United States of America -- Principal Office is in New Jersey

--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

                                    306,992
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       None
       REPORTING
        PERSON              ----------------------------------------------------
          WITH
                             7      SOLE DISPOSITIVE POWER

                                    84,688

                            ----------------------------------------------------

                             8      SHARED DISPOSITIVE POWER

                                    36,606


--------------------------------------------------------------------------------


   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           306,992
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           7.5%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           BK
--------------------------------------------------------------------------------

                      * SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 2 of 4 Pages




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CUSIP No. 92830R 103                 13G                      Page 3 of 4 Pages


                The Phillipsburg National Bank and Trust Company

Item 1.

                  (a)      Vista Bancorp, Inc. (the "Issuer")
                  (b) 305 Roseberry Street, P.O. Box 5360, Phillipsburg, New Jersey 08865 Telephone number: (908) 859-9500

Item 2.

                  (a)      The Phillipsburg National Bank and Trust Company
                  (b)      305 Roseberry Street, P.O. Box 5360,
                           Phillipsburg, New Jersey  08865
                  (c)      Not applicable
                  (d)      Common Stock, par value $5.00 per share
                  (e)      None

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  (a) |_| Broker or Dealer registered under Section 15 of the
                          Act
                  (b) |X| Bank as defined in section 3(a)(6) of the Act
                  (c) |_| Insurance Company as defined in section 3(a)(19) of
                          the Act
                  (d) |_| Investment Company registered under section 8 of
                          the Investment Company Act
                  (e) |_| Investment Advisor registered under section 203 of
                          the Investment Advisors
                          Act of 1940
                  (f) |_| Employee Benefit Plan, Pension Fund which is
                          subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss. 240.13d-1(b)(1)(ii)(F)
                  (g) |_| Parent Holding Company, in accordance with ss.
                          240.13d-1(b)(ii)(G) (Note: See Item 7)
                  (h) |_| Group, in accordance with ss. 240.13d-1(b)(1)(ii)(H)

Item 4.           Ownership

                  (a) Amount beneficially owned is 306,992 shares of the Issuer's common stock, par value $.50 per share.
                  (b)   The percent of such class is 7.5% as of
                        December 31, 1996.
                  (c)   Number of shares as to which the Reporting Person has:
                         (i)      sole power to vote or to direct the vote:
                                   306,992
                         (ii)     shared power to vote or to direct the vote:
                                   none
                         (iii)    sole power to dispose or to direct the
                                   disposition of:  120,894
                         (iv)     shared power to dispose or to direct the
                                    disposition of:  400



                                Page 3 of 4 pages

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CUSIP No. 92830R 103                   13G                    Page 4 of 4 Pages

Item 5.           Ownership of Five Percent or Less of a Class

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

               Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

               Not applicable.

Item 8.        Identification and Classification of Members of the Group

               Not applicable.

Item 9.        Notice of Dissolution of Group

               Not applicable.

Item 10.       Certification

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:    February 11, 1997                 /s/ William F. Keefe
                                       -----------------------------
                                       William F. Keefe, Sr. Vice President &
                                       Chief Financial Officer

                                Page 4 of 4 pages